Exhibit 99.1

Verenium Corporation

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31, 2009
	As Reported	As Revised
Revenues:
Product	$10,569	$10,569
Collaborative	1,264	1,264
Grant	2,558	2,558

Total revenue	14,391	14,391

Operating expenses:
Cost of product revenue	5,755	5,755
Research and development	17,815	17,815
Selling, general and administrative	9,172	9,172

Total operating expenses	32,742	32,742

Loss from operations	(18,351)	(18,351)
Interest income, net	36	36
Interest expense	(3,150)	(3,150)
Gain on debt extinguishment	—	3,609
Gain on net change in value of derivative assets and liabilities	13,309	13,309

Net loss	$(8,156)	$(4,547)
Loss attributed to noncontrolling interest in consolidated entities	7,870	7,870

Net (loss) income attributed to Verenium	$(286)	$3,323

Income (loss) per share:
Basic	$—	$0.05

Diluted		$0.05

Shares used in computing income (loss) per share:
Basic	70,295	70,295

Diluted		70,396

Verenium Corporation

Unaudited Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

Non-GAAP Pro Forma Net Loss

	Three Months Ended March 31, 2009
	As Reported	As Revised
Net (loss) income attributed to Verenium	$(286)	$3,323
Adjustments:
Gain on debt extinguishment	—	(3,609)
Gain on net change in value of derivative assets and liabilities	(13,309)	(13,309)

Non-GAAP pro forma net loss	$(13,595)	$(13,595)

Non-GAAP pro forma net loss per share	$(0.19)	$(0.19)

Shares used in computing non-GAAP pro forma net loss per share	70,295	70,295

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